Carriage Services Announces Record Fourth Quarter, 2020 Full Year Results
•Increases Two Year Roughly Right Scenario;
•Record Monthly January Performance / First Quarter 2021 Will Reflect Elevated Spike in COVID-19 Deaths;
•Preparations Begun for Balance Sheet Refinancing After June 1, 2021; and
•Carriage Services 2021 Theme: Accelerating High Performance Flywheel Effect!

Conference call on Thursday, February 18, 2021 at 9:30 a.m. central time.

HOUSTON - February 17, 2021 - Carriage Services, Inc. (NYSE: CSV) today announced record results for the fourth quarter and full year ended December 31, 2020 as shown below:
•Record Fourth Quarter and Full Year Revenue of $90.1 million and $329.4 million, respectively;
•Record Adjusted Consolidated EBITDA of $28.3 million and $104.3 million, respectively;
•Record Full Year Adjusted Consolidated EBITDA Margin of 31.6%;
•Record Full Year Adjusted Free Cash Flow of $70.0 million;
•Record Adjusted Diluted EPS of $0.57 and $1.86, respectively;
•Record EBITDA increase/debt reduction decrease of $72.9 million drove decline in leverage ratio from 6.0 to 4.4 times and;
•Recent recognition by FORBES as one of America’s Top 100 small companies.

Mel Payne, Chairman and CEO, stated, “On February 19, 2020, we announced our annual theme for 2020 as TRANSFORMATIVE HIGH PERFORMANCE and the beginning of the five year timeframe of Carriage’s Good To Great Journey Part II. We also introduced our MILESTONE THREE YEAR SCENARIO reflecting Carriage’s performance transformation by year through 2022. At the top of page two in the February 19th release I summarized the three year transformation process achievements ending 2022 as follows: ‘Reflecting back …. on (performance and balance sheet achievements 2019 through 2022), our company will have executed what we believe in hindsight will be viewed as a complete Carriage Leadership, Portfolio High Performance, Balance Sheet, Earnings and Free Cash Flow Transformation as a Value Creation Platform.’
Then the Coronavirus Pandemic came to America and spread across our portfolio with accompanying government lockdown restrictions about how we conduct our business, severely impacting the very social nature of our work. None of us could have imagined during the last two weeks of March and first two weeks of April that our leadership and employees, both in our funeral home and cemetery operating businesses as well as on our support teams in the field and Houston Support Center, would quickly adapt to the COVID Crisis environment and produce courageous, even heroic, service to their client families and communities, becoming role models for what Being The Best leadership in times of crisis is all about. The last two sections of this release beginning on Page 15 is the last paragraph of my annual theme letter at the beginning of 2020 followed on Page 16 by my year end message to all our employees, “must reads” for any investor or high quality independent business owner in our industry, as they express clearly and profoundly “who and what really matters” in our company culture.
Moreover, our courageous “warrior leaders” and their winning teams of employees on the front lines of the COVID-19 battlefield were able to achieve almost all of the high performance financial milestones in 2020 that had been forecast on February 19th, 2020 for full year 2022. Application to $1.86 of Adjusted Diluted EPS in 2020 of proforma additions of 10ȼ from a full year of trust fund Financial Revenue and EBITDA as a result of outstanding execution of our trust fund repositioning strategy during and after the Coronavirus market crash in late February/March (incremental 24ȼ EPS annually), as well as between 34ȼ - 38ȼ for full year cash interest savings from our anticipated senior notes refinancing, would produce proforma full year 2020 Adjusted Diluted EPS of $2.30 - $2.34, within the range of $2.25 - $2.40 Adjusted Diluted EPS in our original forecast for full year 2022.
The only three year milestone achievement exception was leverage ratio, as our actual Total Debt to Adjusted Consolidated EBITDA Ratio was 4.4 times at December 31, 2020 versus 3.8 - 4.0 times originally forecast for the year ending December 31, 2022. We expect to achieve the balance sheet transformation to a moderate leverage policy of about 4 times within the next few months from a combination of a strong first quarter 2021 performance with Free Cash Flow and divestiture proceeds applied to a meaningful reduction in debt, at which time we plan to refinance $400 million of 6⅝% senior unsecured notes at a much lower interest rate in the current historically low rate environment.
Shown below and on the following pages are comparative 2020 and 2019 financial performance highlights for the fourth quarter and full year, comparative January 2021 performance highlights, the Five Quarter Trend Report ending December 31, 2020 and our updated and increased Two Year Roughly Right Scenario ending December 31, 2022.

Fourth Quarter Ended December 31, 2020 versus Fourth Quarter Ended December 31, 2019
•Record Total Revenue of $90.1 million compared to $71.1 million, an increase of 26.6%;
•Record Total Field EBITDA of $41.3 million compared to $28.6 million, an increase of 44.4%;
•Record Total Field EBITDA Margin of 45.9% compared to 40.2%, an increase of 570 basis points;
•Record Adjusted Consolidated EBITDA of $28.3 million compared to $19.2 million, an increase of 47.5%;
•Adjusted Consolidated EBITDA Margin of 31.4% compared to 27.0%, an increase of 440 basis points;
•Record Adjusted Diluted EPS of $0.57 compared to $0.28, an increase of 103.6%;
•Adjusted Free Cash Flow of $11.9 million compared to $7.2 million, an increase of 64.5%;
•Adjusted Free Cash Flow Margin of 13.2% compared to 10.1%, an increase of 310 basis points;
•Total Debt reduction during the fourth quarter of $9.9 million to $461.1 million;
•Net Income of $8.4 million, an increase of $5.8 million equal to 225.6%; and
•GAAP Diluted EPS of $0.46, an increase of $0.32 per share equal to 228.6%.

Year Ended December 31, 2020 versus Year Ended December 31, 2019
•Record Total Revenue of $329.4 million compared to $274.1 million, an increase of 20.2%;
•Record Total Field EBITDA of $141.9 million compared to $109.8 million, an increase of 29.3%;
•Record Total Field EBITDA Margin of 43.1% compared to 40.0%, an increase of 310 basis points;
•Record Adjusted Consolidated EBITDA of $104.3 million compared to $76.6 million, an increase of 36.1%;
•Record Adjusted Consolidated EBITDA Margin of 31.6% compared to 27.9%, an increase of 370 basis points;
•Record Adjusted Diluted EPS of $1.86 compared to $1.25, an increase of 48.8%;
•Record Adjusted Free Cash Flow of $70.0 million compared to $38.8 million, an increase of 80.3%;
•Record Adjusted Free Cash Flow Margin of 21.2% compared to 14.2%, an increase of 700 basis points;
•Record Total Debt reduction of $72.9 million equal to 13.7% from $534 million on January 3, 2020 (peak debt after Oakmont acquisition) to $461.1 million on December 31, 2020.
•Total Debt of $461.1 million at December 31 to 2020 Adjusted Consolidated EBITDA of $104.3 million equal to 4.4 times compared to Total Peak Debt of $534 million at January 3rd, 2020 to Trailing Four Quarter EBITDA (proforma for three acquisitions in fourth quarter 2019 and one on January 3, 2020) of $89.0 million at December 31, 2019 equal to 6.0 times, a decline of 1.6 turns of leverage during 2020;
•Net Income of $16.1 million, an increase of $1.6 million equal to 10.7%; and
•GAAP Diluted EPS of $0.89, an increase of $0.09 per share equal to 11.3%.

We previously presented extensive explanations in our first, second and third quarter earnings releases as to why our High Performance Teams have been able to perform at such an extraordinary level in the face of the Coronavirus Pandemic, which are incorporated by reference herein and will not be repeated in this release. The primary takeaways from our 2020 Full Year TRANSFORMATIVE HIGH PERFORMANCE that will also explain the primary drivers of the continuation of high and sustainable performance in the future are as follows:
•Leadership Teams at all levels are aligned and incentivized for outstanding execution of Carriage’s Three Core Models to produce a sustainable and powerful performance “FLYWHEEL EFFECT”;
•Coronavirus accelerated adaptation, entrepreneurialism and innovation across our portfolio by our Managing Partners and Sales Managers, who created high value uniquely customized personal services and sales in hugely adverse local environments;
•Innovation in business practices and rapid and broad acceptance of technological and digital tools to meet and communicate with client families served as an accelerator of Transformative High Performance;
•COVID performance lift in volumes, revenues and margins was material, especially so beginning in December 2020 and continuing to spike thus far into 2021, yet we are confident that the combined performance from our five core operating and financial profit centers will sustain the high performance trend in 2021 and thereafter;
•Strong Same Store Funeral Performance reflects broad market share gains and substantial revenue growth in line with 2019 updated performance standards and 2020 updated incentives for Managing Partners related to achieving three-year Being The Best Compounded Revenue Growth Standards with strong financial incentives for also achieving Being The Best Field EBITDA Margin Range Standards;
•Acquisition integration of the four large acquisitions (three in fourth quarter of 2019, one on January 3, 2020) is accelerating with much more upside in both the funeral and cemetery segments through 2022 and thereafter;
•Same Store and Acquisition Cemetery portfolio contributed record revenue at record high Field EBITDA Margins during our record performance in the third and fourth quarters of 2020, yet has substantial preneed property sales and margin upside through 2022 and thereafter, which is covered in a separate cemetery portfolio “High Performance Culture Sales Organization” section in this release;
•High Performance Talent Acquisition Program has led to much broader and deeper topgrading of Managing Partners, Sales Managers and Directors of Support with A Player Leadership Talent over the last two and one half years, which comprise the three field leadership roles that are sustaining our high operating and financial performance in all areas and is covered in a separate section of this release on “First Who, Then What”;
•Prepared for and executed a major trust fund repositioning strategy during and after the Coronavirus market crash, substantially increasing recognized and reported Financial Revenue, EBITDA, Free Cash Flow and EPS, thereby raising Consolidated EBITDA Margins to a milestone plateau above 30% and Free Cash Flow Margins to a milestone plateau above 20% after our expected senior notes refinancing in mid-2021;
•Deleveraging the balance sheet is accelerating from higher Free Cash Flow and divestiture proceeds ahead of planned senior notes refinancing after first call date of June 1, 2021; and
•Carriage Consolidation, Operating and Value Creation Platform Financial Leveraging Dynamics are positioned for superior long term value creation and compounded shareholder returns through flexible, savvy and disciplined capital allocation in the second half of 2021 and thereafter. Our conviction on becoming a superior long term value creation platform is covered in the section on Page 13 related to the Five Year Good To Great II Shareholder Value Creation Incentive Plan.

January 2021 Comparative Results
•Record Same Store Funeral Contracts of 4,195, an increase of 33.8%;
•Record Total Revenue of $34.7 million, an increase of 30.4%;
•Record Total Field EBITDA of $17.3 million, an increase of 74.4%;
•Record Total Field EBITDA Margin of 49.8%, an increase of 1,260 basis points;
•Record Adjusted Consolidated EBITDA of $13.6 million, an increase of 99.1%;
•Record Adjusted Consolidated EBITDA Margin of 39.2%, an increase of 1,350 basis points;
•Record Adjusted Net Income of $6.5 million, an increase of 297.9%;
•Record Adjusted Diluted Earnings Per Share of $0.35, an increase of 288.9%;
•Estimated Adjusted Free Cash Flow of $12.3 million, an increase of 118.7%; and
•Estimated Adjusted Free Cash Flow Margin of 35.4%, an increase of 1,430 basis points.

Never in my wildest imagination could I have imagined that we would ever achieve a month of comparative performance from our existing portfolio of operating businesses (no new acquisitions) during which record milestone performances included Total Revenue up 30.4%, Total Field EBITDA up 74.4%, Adjusted Consolidated EBITDA up 99.1%, Estimated Adjusted Free Cash Flow up 118.7%, and Adjusted Diluted EPS up 288.9% to $0.35, equal to the $0.35 Adjusted Diluted EPS for the entire pre-COVID first quarter of 2020 and immediately ahead of our planned senior notes refinancing that should add another 3ȼ of EPS per month.
Beginning in December 2020 we experienced a spike in deaths broadly across our portfolio of funeral homes and cemeteries in 26 states, but the epicenter of the much higher COVID-19 outbreak of infections and deaths has been and continues to be in California, as has been reported by the national media. Given our large portfolio of first class businesses in both Northern and Southern California, the tragic outbreak of COVID-19 deaths in California is producing a material increase in our overall performance. But while the California impact is extreme, our Central and Eastern Region businesses are also experiencing substantially and broadly higher volumes, revenues and margins as reflected in the incredulous 49.8% Total Field EBITDA Margin for January (ALMOST HALF of Record Revenue), up 1,260 basis points from last year.
Our peak seasonal period for deaths has historically been the December to March flu season with varying degrees of severity depending on the strain of flu and effectiveness of the flu vaccine created and modified annually as a health defense to that year’s flu strain. We have no reports of flu impacting the current spike in deaths, and at this point in the COVID-19 Pandemic, it is difficult to know how the various vaccines will impact the much higher death rates we are experiencing across most of our portfolio. We also don’t yet know how effective the MODERNA, PFIZER, JOHNSON & JOHNSON, etc., vaccines will be against the highly contagious and potentially more deadly Coronavirus variants from the U.K., South Africa and Brazil which are now spreading rapidly in the U.S., and when or whether death rates will return to normal seasonal patterns and long term trends during 2021 and thereafter.
Our updated and increased Roughly Right Two Year Scenario section on Page 7 that includes 2021 and 2022 is therefore a little wider in Roughly Right Ranges of Performance compared to our normal ranges to accommodate for the short and long term unknowns related to the COVID-19 Pandemic that at this point are simply unknowable. But our company has enough known drivers of high performance in 2021 and thereafter that we can control to make us confident in our ability to achieve and sustain record high financial performance through the five year Good To Great II timeframe ending on December 31, 2024.

Five Quarter Trend Report
We report our performance results publicly using the same highly transparent Non-GAAP “Trend Reports” that we use internally and which have been explained in previous shareholder letters, including Five Year and Five Quarter Trend Reports that reflect long and short term trends in our core operating, financial and overhead sectors over time. Shown on the next page are highlights from our Five Quarter Trend Report that clearly reflect the accelerating transformative performance process that has occurred at Carriage from September 30, 2019 to December 31, 2020. Never before in our history, prior to our record third quarter 2020 performance, have all five operating and financial segments achieved Field EBITDA Margins of over 40% in the same quarter, which has now been achieved in both the third and fourth quarters of 2020.

FIVE QUARTER OPERATING AND FINANCIAL TREND REPORT HIGHLIGHTS
(000’s except for volume, averages & margins)	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020
Funeral Same Store Contracts	8,156	8,625	8,647	8,874	9,669
Average Revenue Per Contract (1)	$5,251	$5,108	$4,855	$4,987	$5,118
Funeral Same Store Burial Contracts	3,038	3,165	3,121	3,132	3,566
Funeral Same Store Burial Rate	37.2%	36.7%	36.1%	35.3%	36.9%
Average Revenue Per Burial Contract	$9,179	$9,032	$8,656	$8,913	$8,981
Funeral Same Store Cremation Contracts	4,471	4,771	4,977	5,114	5,451
Funeral Same Store Cremation Rate	54.8%	55.3%	57.6%	57.6%	56.4%
Average Revenue Per Cremation Contract	$3,324	$3,257	$3,036	$3,234	$3,223
Funeral Same Store Preneed Ratio	17.9%	16.9%	17.1%	17.4%	17.4%
Funeral Same Store Revenue	$42,827	$44,060	$41,983	$44,252	$49,484
Funeral Same Store EBITDA	$16,723	$17,081	$17,808	$18,148	$21,780
Funeral Same Store EBITDA Margin	39.0%	38.8%	42.4%	41.0%	44.0%
Funeral Acquisition Revenue	$8,414	$11,522	$11,337	$11,702	$12,336
Funeral Acquisition EBITDA	$3,119	$4,228	$4,672	$4,699	$5,018
Funeral Acquisition EBITDA Margin	37.1%	36.7%	41.2%	40.2%	40.7%
Cemetery Same Store Revenue	$12,061	$10,906	$11,611	$14,393	$14,784
Cemetery Same Store EBITDA	$4,158	$3,167	$3,656	$6,175	$6,471
Cemetery Same Store EBITDA Margin	34.5%	29.0%	31.5%	42.9%	43.8%
Cemetery Acquisition Revenue	$295	$2,799	$4,055	$5,220	$5,509
Cemetery Acquisition EBITDA	$73	$827	$1,434	$2,335	$2,532
Cemetery Acquisition EBITDA Margin	24.7%	29.5%	35.4%	44.7%	46.0%
Total Financial Revenue	$4,116	$4,236	$4,682	$5,591	$5,226
Total Financial EBITDA	$3,709	$3,819	$4,456	$5,242	$4,887
Total Financial EBITDA Margin	90.1%	90.2%	95.2%	93.8%	93.5%
Total Revenue	$71,149	$77,490	$77,477	$84,393	$90,088
Total Field EBITDA	$28,613	$30,094	$33,221	$37,309	$41,318
Total Field EBITDA Margin	40.2%	38.8%	42.9%	44.2%	45.9%
Adjusted Consolidated EBITDA	$19,183	$22,840	$25,444	$27,666	$28,300
Adjusted Consolidated EBITDA Margin	27.0%	29.5%	32.8%	32.8%	31.4%
Adjusted Diluted EPS	$0.28	$0.35	$0.45	$0.51	$0.57
Adjusted Free Cash Flow	$7,214	$12,607	$17,878	$27,608	$11,870
Adjusted Free Cash Flow Margin	10.1%	16.3%	23.1%	32.7%	13.2%

(1)	Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue.
We added more detailed contract data to the Funeral Same Store Section for highly relevant additional transparency over this fifteen month period that shows the initial shock and impact from the Coronavirus Pandemic to our funeral revenue averages in March, then the peak negative impact on revenue averages in the second quarter with a trend toward normalization of revenue averages reflected in the third quarter. The fourth quarter reflects a huge spike in deaths beginning in December 2020 that contributed 1,016 (up 35.7%) or two-thirds of the increase of 1,513 (18.6%) in Same Store Funeral Contracts in the fourth quarter of 2020 over fourth quarter 2019.
Even as the COVID-19 Pandemic has recently caused a new and higher spike in deaths along with renewed mandated social restrictions, our Funeral Managing Partners and their teams of employees performed an increasing number of traditional funerals both in absolute terms and as a percentage of total funerals. The ability by our funeral Managing Partners to adapt quickly and effectively in the fourth quarter to rapidly changing local conditions was a function of learning how best to safely innovate during the early months of the pandemic, reflecting the entrepreneurial leadership skills that produced a same store average revenue per funeral contract of $5,118 in the fourth quarter of 2020, higher than any quarter during 2020 and only 2.5% lower than the $5,251 in the pre-COVID fourth quarter of 2019.

Maybe even more impressive was that our Cemetery Same Store EBITDA Margin of 43.8% in the fourth quarter almost equaled the all time record high 44.0% Funeral Same Store EBITDA Margin also achieved in the fourth quarter, but what was “mind blowing” to all our operating and Executive Team leaders was that our Cemetery Acquisition EBITDA Margin of 46.0% in the fourth quarter exceeded our Funeral Acquisition EBITDA Margin of 40.7% by 530 basis points. Our atneed cemetery performance was meaningfully and broadly higher because of the COVID-19 elevated death rate while our cemetery preneed property sales were no doubt dampened by the increased restrictive social mandates in some of our largest markets.

Nevertheless, our Cemetery Same Store Preneed Property Revenue in the fourth quarter of 2020 was amazingly 26.7% higher than 2019 while Same Store Preneed Margin Dollars was 45.9% higher due to an increase of 690 basis points in the Preneed Margin Percentage from 52.4% to 59.3% of Same Store Total Preneed Property Revenue. Moreover, when the higher Same Store Cemetery preneed sales and margin performance is combined with our higher atneed performance, the Same Store Cemetery Total Operating Revenue in the fourth quarter was $14.8 million or 22.6% higher than 2019, while Same Store Cemetery EBITDA was $6.5 million or 55.6% higher than 2019 because of a 930 basis point increase in Same Store Cemetery EBITDA Margin to 43.8% from 34.5% in 2019. Such outstanding performance in our Same Store Cemetery portfolio is reflective of the inherent operating leverage of significantly higher revenue flowing through the mostly fixed costs of each business which was optimized by the management skills of our Cemetery Managing Partners.

From an operational and financial perspective, when our Executive Team saw that our Total Field EBITDA Margin in the fourth quarter was 45.9% (almost HALF of Total Revenue!) on record revenue of $90.1 million, we were first almost in disbelief, which quickly turned to being humbled, honored and inspired by the breadth and depth of such amazing work by highly motivated and skilled leaders and employees throughout our highly diverse (size, geography, revenue profile) portfolio of funeral homes and cemeteries under incredibly harsh local environments. To have so many High Performance Heroes in our company during a tragic COVID-19 Pandemic courageously serving client families and communities when they are needed the most is truly a milestone achievement for a company whose Mission is Being The Best,” concluded Mr. Payne.

Updated Milestone Two Year Scenario

Ben Brink, Chief Financial Officer, stated, “We are excited to announce an updated Milestone Two Year Scenario that shows significantly higher performance expectations through 2022 compared to our previous third quarter earnings release on October 27, 2020. We believe it is important to provide the investment community with our best ‘Roughly Right Ranges’ view of our future performance regardless of the uncertainty that may exist in the world around us, as we wear as a badge of high performance honor that we never withdrew our Three Year Scenario during the initial peak period of Coronavirus Pandemic uncertainty. After initially lowering the 2020 ranges after our first quarter earnings release on May 19, 2020, we began to raise the performance ranges but not fast enough to catch up with our increasing record 2020 performance metrics, during the balance of the year, which exceeded those for 2022 in our initial forecast and led to Carriage raising its dividend twice during the pandemic (May and October).
The updated two year scenario on the next page does not include any new acquisitions but does include the impact of our planned divestitures and the completion of a planned refinancing transaction of our high yield notes in June 2021. The major takeaways from the updated Milestone Two Year Scenario are:

Improved operating and financial performance expectations through 2022 driven by:

•Continuation of Same Store Funeral market share gains with improvement in our average revenue per contract, particularly cremations;
•Higher growth rates in preneed cemetery property sales beginning in 2021 and accelerating in 2022 at higher Cemetery Field EBITDA Margins;
•Successful integration of the four recent strategic acquisitions leading to improved performance expectations compared to our initial expectations;
•Full impact of our trust fund repositioning strategy resulting in a significant and sustainable increase in Financial Revenue and EBITDA; and
•Substantially lower cash interest costs from our planned senior notes refinancing during the second half of 2021 and full year 2022.

After the planned refinancing of our senior notes as soon as June 1, 2021, we will have completely transformed all parts of our company into a sustainable and predictable shareholder value creation platform for the future by savvy, flexible and wise capital allocation to optimize the intrinsic value of each CSV share over time. One year from now at the beginning of 2022, hopefully after the tragedy of COVID-19 is behind our country and the world, we will produce another Three Year Roughly Right Scenario for the 2022-2024 timeframe. This time we will also include multiple scenarios relating to various capital allocation assumptions and the application of benchmark valuation methodologies to our increasing performance metrics which will reflect a range of CSV share price levels over the three year period that closely align with the higher 30% to 40% five year compounded CSV share price return categories in our Good To Great II Shareholder Value Creation Incentive Plan, covered in a separate section on Page 13 in this release.
Updated Two Year Scenario

Performance Metric	2019A	2020A	2021	2022	3 Year Midpoint CAGR
Total Revenue	274.1	$329.4	$330 - $338	$335 - $345	7.5%
Total Field EBITDA	109.8	$141.9	$143 - $148	$146 - $152	10.7%
Total Field EBITDA Margin	40%	43.1%	43.0% - 44.0%	43.5% - 44.5%	3.2%
Adjusted Consolidated EBITDA	$76.60	$104.3	$104 - $110	$108 - $114	13.2%
Adjusted Consolidated EBITDA Margin	28%	31.6%	31.5% - 32.5%	32.0% - 33.0%	5.2%
Adjusted Diluted EPS	$1.25	$1.86	$2.25 - $2.35	$2.45 - $2.65	26.7%
Adjusted Free Cash Flow	$38.8	$70.0	$63 – $67	$67 - $71	21.8%
Adjusted FCF Margin	13.6%	21.2%	19.0% - 20.0%	20.0% - 21.0%	14.6%
Total Debt Outstanding (1)	$534(2)	$461.1	$420 - $430(3)	$365 - $375	(13.5)%
Total Debt to EBITDA Multiple	7.0(1)	4.4	3.8 - 4.0	3.2 – 3.4	N/A

(1)	Includes 2020 EBITDA for acquisitions.
(2)	Jan 3, 2020 Acquisition of Oakmont and peak debt.
(3)	Doesn’t include approximately $20 million prepayment premium on planned $400 million Senior Notes refinancing.

Free Cash Flow and Leverage
Our record operating results in 2020 led to a record $70 million of Adjusted Free Cash Flow and a record Adjusted Free Cash Flow Margin of 21.2%. These historic performance records represent incredible increases of 80.3% in Adjusted Free Cash Flow and 700 basis points in Adjusted Free Cash Flow Margin in 2020 compared to 2019, and demonstrate the cash earning power and potential of Carriage going forward.
We introduced the new Adjusted Free Cash Flow Margin financial metric in our first quarter earnings press release dated May 19, 2020 to further illustrate the growing percentage of each dollar of revenue that is available as internally generated cash capital for allocation into high return investments to optimize the growth in intrinsic value per share of Carriage. We will continue to report this important differentiating metric in our future performance releases and expect continued expansion on an annual basis after completion of our senior note refinancing transaction.
Our record Adjusted Free Cash also benefited from a minimal amount of cash taxes being paid in 2020 due to previously implemented internal tax methodology changes and benefits from the CARES Act. In addition, we received a tax refund of approximately $7 million that is not included in our reported Adjusted Free Cash Flow for 2020. Carriage will be a full cash taxpayer in 2021, which is the only reason we have forecast the range of Adjusted Free Cash Flow to be slightly lower at $63 - $67 million in 2021 compared to 2020.
The record Adjusted Free Cash Flow allowed Carriage to make remarkably fast progress on our commitment to reduce debt and improve our leverage profile in 2020. For the year our leverage ratio improved 1.6 turns to 4.4 times from a high of 6.0 times, as our Total Debt declined $72.9 million or 13.7% from a peak of $534 million on January 3, 2020 to $461.1 million at year end. Our Total Debt to Adjusted Consolidated EBITDA ratio should fall to 4 times or below during the first half of 2021 ahead of our anticipated senior note refinancing.
We closed on $8.5 million in divestitures in 2020 and have another $10 - $11 million in divestitures that are either under contract or currently being actively marketed. We believe we will have closed or have the majority of these divestitures under contract to sell by the end of the second quarter.

Senior Note Refinancing & Capital Allocation
As we have outlined in previous earnings releases, we intend to execute a capital markets transaction to refinance our $400 million 6.625% unsecured senior notes when they become callable at $104.696 on June 1, 2021. Based on the current trading price and yield of our outstanding bonds, the continued low interest rate environment and the strength of the high yield bond market, we expect to refinance the $400 million of notes with a new 8-10 year unsecured senior notes issue with a coupon approximately 250 basis points lower than our current rate. This planned transaction would be immediately accretive to annual earnings per share by $.34-$.38 and would substantially increase annual Adjusted Free Cash Flow by reducing cash interest expense by $9-$10 million.
We view the approximately $20 million call premium on our senior notes from the ROIC perspective of a new investment opportunity just as we would a new acquisition or share repurchase. In this case, assuming a new $400 million senior notes issue at a coupon of 4.125% versus the existing coupon of 6.625%, the pretax cash ROIC would be 50% annually for the 8-10 year maturity of the issue. It would be almost impossible to find a better value creation use for our capital. Moreover, this transaction should lower our cost of capital a full point to about 6.5% from 7.5%, enhancing the value creation ROIC spread on all future capital allocation investments.
Post the completion of our senior notes refinancing, Carriage would have the financial flexibility to allocate our capital strategically to optimize the intrinsic value of each share. We believe Carriage has entered a capital allocation and value creation ‘sweet spot’ for the next 5-10 years, meaning numerous attractive investment opportunities with higher long term organic growth potential and consequently higher rates of return on invested capital than ever before in our history. Savvy and flexible capital allocation will primarily be funded with our own recurring and growing Free Cash Flow, allowing Carriage to maintain a more moderate Debt to Adjusted EBITDA leverage profile and policy than in the past. Higher return capital allocation in combination with our lower cost of capital from the refinancing transaction should lead to significant increases in Carriage’s overall return on invested capital in the years ahead.

After completion of the refinancing transaction our capital allocation decisions will be focused on the following five areas:

1.Acquisitions. Partnering with the best remaining independent funeral homes and cemeteries in America based on our updated Strategic Acquisition Model. Due to the operational challenges that our industry has experienced due to the Coronavirus Pandemic, we have seen the acquisition market for high quality independent businesses in large strategic markets be close to non-existent over the past year, as independent owners focused on the challenges of the pandemic rather than succession planning. We expect this dynamic to change in the latter half of this year and into 2022 and believe Carriage will be uniquely positioned to continue to be a preferred choice for leading independent owners who are looking for the best long term succession planning solution for their businesses, employees and communities they serve.

2.Internal Growth Capital Expenditures. We believe the best businesses are ones that have superior growth opportunities, enabling us to allocate more capital over time at higher and increasing rates of return on invested capital. We are excited about the opportunities we have across our portfolio to allocate capital at high rates of return as part of our expectation for higher organic Funeral Home and Cemetery Revenue and Field EBITDA growth rates in the future.

3.Share Repurchases. We will allocate capital opportunistically to repurchase Carriage shares if we believe they trade at a significant discount to intrinsic value. We will also evaluate potential share repurchase activity in relation to any near term large scale acquisition opportunities, as we are much more focused on increasing the long term compounding rate for each of our ownership shares than on just getting bigger by adding revenue from acquisitions.

4.Dividend Increases. We were pleased to increase our annual dividend to shareholders by 33% in 2020 with two increases of $.05 each in the second and fourth quarter. Our current annual dividend is $.40 per CSV share and represents a current dividend equity yield of about 1.1%. In the future, we intend to have our annual dividend per share at a level that approximates a 1% dividend equity yield, while the total amount of dividends paid would approximate no more than 10% of our annual Adjusted Free Cash Flow.

5.Debt Repayment. We made amazingly fast progress on our debt reduction plan in 2020 that led to acceleration of the improvement in our credit profile. Once we have completed the refinancing transaction, we intend to operate at a more moderate leverage policy of about 4 times Debt to Adjusted Consolidated EBITDA in order to maintain the maximum financial flexibility to support our future capital allocation. We also believe equity investors would support this policy as less risky, which could have the impact of increasing our valuation multiples.

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Preneed Trust Fund Portfolio & Financial Revenue

	CSV Discretionary Preneed Trust Holdings (in millions)
At December 31, 2019	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Annual Income
Fixed Income	$114,159	55%	$118,668	56%	$4,148	$7,532
Equity	$77,815	37%	$78,957	37%	$1,142	$2,568
Cash & Cash Equivalent	$15,518	8%	$15,518	7%	$—	$70
Total	$207,492	100%	$213,143	100%	$5,290	$10,170
At March 6, 2020	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Annual Income
Fixed Income	$88,371	40%	$89,039	43%	$668	$6,957
Equity	$76,951	35%	$63,239	31%	$(13,711)	$2,345
Cash & Cash Equivalent	$53,876	25%	$53,876	26%	$—	$85
Total	$219,198	100%	$206,154	100%	$(13,043)	$9,387
At March 23, 2020	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Annual Income
Fixed Income	$100,801	46%	$80,113	51%	$(20,688)	$8,305
Equity	$107,303	49%	$67,927	43%	$(39,376)	$3,791
Cash & Cash Equivalent	$10,286	5%	$10,286	6%	$—	$65
Total	$218,390	100%	$158,326	100%	$(60,064)	$12,161
At December 31, 2020	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Annual Income
Fixed Income	$138,548	61%	$150,722	63%	$12,174	$12,247
Equity	$82,332	37%	$85,401	35%	$3,069	$3,673
Cash & Cash Equivalent	$4,667	2%	$4,667	2%	$—	$—
Total	$225,547	100%	$240,790	100%	$15,243	$15,920
At February 8, 2021	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Annual Income
Fixed Income	$138,491	63%	$154,135	61%	$15,644	$12,229
Equity	$78,050	35%	$95,306	38%	$17,256	$3,720
Cash & Cash Equivalent	$4,052	2%	$4,052	1%	$—	$—
Total	$220,593	100%	$253,493	100%	$32,900	$15,949

Investment Performance 2020
Time Frame	Investment Performance		Index Performance
1 year ended 12/31/2	Discretionary	Total Trust	S&P 500	High Yield Bond Index	70/30 Index Benchmark
	16.10%	14.90%	18.40%	7.10%	10.50%

Carriage’s Discretionary Preneed Trust Fund Portfolio had a total return of 16.1% in 2020 compared to 18.4% for the S&P 500 and 10.5% for our 70/30 High Yield Bond/S&P 500 benchmark. The 16.1% return in 2020 improved our long term average annual total return for our Discretionary Preneed Trust portfolio to 13.9% since Carriage began to manage its trust funds assets internally on October 14, 2008.

We have described in-depth in our previous three quarterly earnings releases the successful execution of our Trust Fund Repositioning Strategy beginning at the height of the Coronavirus Market Crisis in March 2020 when we quickly deployed $50 million of cash capital as liquidity dried up and normal price discovery mechanisms broke down throughout both equity and fixed income markets. Since March 6, 2020, we have deployed a total of about $90 million in new capital through February 2021 that has led to the following benefits to the current and future performance of our trust fund portfolio and the correlated substantial increase in Carriage’s reported Financial Revenue and EBITDA:

1.The $90 million of new capital deployed increased recurring annual income in our trust fund portfolio by approximately $8.3 million or 108%, which increased the total recurring annual income to $16 million.
2.The $90 million of new capital deployed has generated $36.3 million of realized and unrealized capital gains, of which about $33.7 million remain unrealized at this time.
3.The $90 million of new capital deployed was allocated $37.8 million (42%) into equities at a yield to cost of 7.2% which currently have $23 million in unrealized gains, and $52.1 million (58%) into fixed income securities at a yield to cost of 10.6% which currently have $10.7 million in unrealized gains.
4.Execution of the Repositioning Strategy coupled with existing long term core holdings has positioned our Preneed Trust Funds for additional long term capital appreciation and the ability to maintain the current high level of recurring income.
5.Primarily driven by the increase in recurring investment income earned by our Cemetery Perpetual Care Trusts, our recognized and reported Financial Revenue increased 24.6% to $19.7 million while Financial EBITDA increased 29.3% to $18.4 million in 2020 compared to 2019. This increase while substantial only included the benefits to Financial Revenue and EBITDA from our Repositioning Strategy for 7 months from June through December.
6.Financial Revenue is expected to increase to approximately $22 - $23 million in 2021, while Financial EBITDA is forecast to grow to $21 -$22 million at a 94% -95% Financial EBITDA Margin in 2021. We view this amount of Financial Revenue and EBITDA as sustainable over the next 3-5 years based on the current dividend profile of our equity positions and maturity and quality profile of our fixed income portfolio.
7.Upside drivers to our current ‘Roughly Right Ranges’ of Financial Revenue and EBITDA forecasts are higher value of maturing preneed funeral and cemetery contracts from currently unrealized capital gains that are recognized over the next 3-5 years and accrued to the underlying preneed contracts, as well as higher Cemetery Finance Charges from substantially higher increases in cemetery preneed property sales.

For additional detail regarding the execution of our Trust Fund Repositioning Strategy I would encourage investors to refer to our three previous 2020 quarterly earnings press releases,” concluded Mr. Brink.

Cemetery High Performance Culture Sales Organization

Mr. Payne continued, “In June 2020 Carlos Quezada joined our Executive Team to lead Cemetery Sales and Marketing and I introduced him to the public in our second quarter earnings release on July 28th as follows:

“While in the past we have had spurts of high property sales performance in our ten largest cemeteries, we have never been able to sustain such performance over the long term under our decentralized decision making business model designed originally for our standalone funeral business portfolio.
Carlos will have the primary responsibility of building high performance sales teams and standardized sales systems across our portfolio of cemeteries. We believe that his leadership and past success at building high performance winning teams will finally unleash the broad and sustainable performance power within our cemetery portfolio.”

It has been only six and one half months since my introduction of Carlos in the July 28th second quarter earnings release, yet he has made amazing progress designing and implementing the foundational elements and initial phases of a two year plan to achieve his mission as stated above. Perhaps the most important achievement thus far is that he and the team he has assembled has instilled a sense of “high performance belief and excitement” not only among the leaders in our cemetery portfolio but also among leaders in the funeral portfolio, Houston Support Center and especially the Executive Team about “what’s possible” related to the substantial incremental cemetery portfolio contribution to our future revenue, earnings and free cash flow.

While it would be difficult to define the impact Carlos and his team have had on our record Cemetery Preneed Property Revenue and Field EBITDA Dollars and Margins as reflected in the third and fourth quarters of our Five Quarter Trend Report ending December 31, 2020, we believe the impact was material yet remarkably achieved under the harshest and most restrictive preneed sales environment in the history of our company. But as Carlos and his new team constantly say, “This is only the beginning, the best is yet to come and ‘It’s A Great Time To Be At Carriage’!”

Carlos and his team have collaborated seamlessly with all other members of our operations leadership teams as well as with Ben Brink and our other Executive Team members to build an initial financial forecast for our same store and acquisition cemetery portfolio which for the first time has been included in our updated and increased Two Year Roughly Right Scenario for 2021 and 2022. Carlos will be on our conference call tomorrow morning to share more of his exciting plans for our cemetery portfolio and how those plans will impact the future of Carriage.

High Performance Talent Acquisition Program: First Who, Then What

Jim Collins published his famous book Good To Great in 2001, yet we did not believe we were good (enough) to launch our first Five Year Good To Great Journey until the end of 2011. Since then we have focused relentlessly on the simple high performance culture concept of First Who, Then What to get the Right Who’s on the Carriage Good To Great Journey Bus, get the Wrong Who’s off the Bus, and then get the Right Who’s in the Right Seats on the Bus: BEFORE stepping on the gas and heading toward our Good To Great Journey Destination.

As we learned the hard way in 2017 and 2018, writing the above concept down is easy, but getting it mostly right most of the time is extraordinarily difficult to sustain over many years. But it works magic when you do get it right, the most recent example being the Tom Brady led Tampa Bay Buccaneers winning the Super Bowl over the Kansas City Chiefs and their $500 million superstar magician quarterback Patrick Mahomes. I heard over and over in both the pregame activities and during the game that when Brady chose to go to the Buccaneers one year ago after winning six Super Bowls and becoming the Greatest Quarterback Of ALL Time (GOAT) with the New England Patriots, he had assessed the players and coaches and believed they lacked only one thing to become a perennial winner – A CHANGE IN THEIR MINDSET and CULTURE so that LOSING was unacceptable and WINNING was the only option.
When I had to step back into leading operations in September 2018, I found that the operating leaders whom I had promoted had lost the high performance followship of our winning leaders and teams across our portfolio, and had therefore lost the winning mindset and cultural edge and alignment needed to produce broadly higher and sustainable performance in our portfolio. First Who, Then What works just as powerfully in a negative direction when you have the Wrong Who’s responsible for leading a group of Right Who’s. It was my First Who, Then What mistake that let our people become demoralized, so it was my duty to make it right with the help of many aligned leaders and employees. Losing was unacceptable, failure was not an option and becoming a Carriage Being the Best TEAM of WINNING TEAMS again across our portfolio was the only option.

So when we turned for help in finding a large number of Right Who A Player operating leaders at all levels of the company to replace the Wrong Who’s from their seats on the Carriage Good To Great Journey Bus, Jason Buchbinder stepped up big time as head of our High Performance Talent Acquisition Program. Jason had joined Carriage only six months earlier on March 12, 2018 after twelve years of broad operating experience in our industry with another consolidation company.

What Jason has achieved in collaboration with our Operating Leaders and Executive Team Members since September 2018 has itself been transformative to the very nature of our definition of Carriage as a high performance culture company that just happens to be in the funeral and cemetery industry. He has mastered the art of getting the high performance culture concept of First Who, Then What to be The RIGHT WHO A PLAYER with almost every opportunity for High Performance Talent Acquisition that he handles, especially Directors of Support, Managing Partners, Sales Managers, Funeral Arrangers and Preneed Sales Counselors. It is an honor indeed to have him as one of the 47 key leader participants in our Good To Great II Five Year Shareholder Value Creation Incentive Plan and a guest Carriage High Performance Culture Leader participant on our call tomorrow.

Good To Great II Five Year Shareholder Value Creation Incentive Plan

We have received a lot of positive feedback from institutional investors about what I labeled on Page 7 of our first quarter release dated May 19, 2020 as a pure form of shareholder aligned “Pay For Long Term High Performance”, i.e. incentive awards paid in appreciated CSV shares in early 2025 to 47 key leaders of Carriage conditioned on achieving one of five CSV share price CAGR categories (20%, 25%, 30%, 35%, 40%) over the five years ending 2024 (CSV price range of $35.78 to $77.34). After initially publishing our Milestone Three Year Roughly Right Scenario on February 19, 2020, and subsequently having our shares plummet below $15 per share in the Coronavirus Pandemic market crash, it seemed like a “no-brainer” to create a unique five year “pay for sustained high performance incentive plan” for 47 of our leaders (ten of which are Best of the Best Managing Partners who serve on our Standards Council), all of whom I considered critically important to the execution of our five year operating and financial performance plan.
As I have learned from being a long time student of the awesomely simple but wonderful investment ideas of Warren Buffett and Charlie Munger, patience is a “competitive advantage virtue” not only in investing but also in building a good and valuable company over time based on the Good To Great high performance concepts of “First Who, Then What”, especially related to that company finally evolving after almost thirty years into a unique superior long term investment opportunity. Given the thousands of investment choices available in markets across the world, I realized that Mr. Market crashing almost 40% in February and March last year because of scary and real “Black Swan Events” related to COVID-19 had served up one of the greatest investment opportunities of my life in the company I had co-founded on June 1, 1991.
As the largest individual shareholder owning about 10% of outstanding shares with my wife and two grown children and owning nothing else but Carriage, it made total sense to create “a unique one time only” incentive program over five years for 47 of our most talented and aligned people based on wealth creation defined by compounded share price returns of between 20% and 40% at 5% increments, starting with the Mr. Market base “gift price” of $14.38. All I could think about was mentoring the other 46 participants over the five year vesting timeframe on how each of them could and therefore would execute their role individually and as a team to create sustained high performance wealth for all our shareholders which in turn would achieve financial rewards in the form of ownership of their company beyond what they could previously have imagined.
We pride ourselves for having created and evolved the most generous annual Being The Best and five year Good To Great Incentive Programs for our Managing Partners (owners) in the sixty year history of consolidation of our industry. Our annual funeral Being The Best incentive concept is simple: The higher the annual Standards Achievement between 50% (minimum for incentive bonus) and 100% by our funeral Managing Partners, the greater the percentage of the business Field EBITDA shared with the Managing Partners and his/her employees with no dollar limit. A Managing Partner of a funeral business that achieves Being The Best Standards between 50% and 70% shares in 3% times the annual Standards Achievement % times annual Field EBITDA (employees another 1% or 33% of Managing Partner incentive earned); those Managing Partners achieving 70% - 85% share in 4½% and those achieving 85% - 100% share in 6% of their business Field EBITDA. Funeral Revenue and Field EBITDA referenced here includes financial revenue, which we separate on our Trend Reports but which our Managing Partners get full credit for in their incentive programs.
For example, we had a record 61 funeral businesses (excluding our four newest acquisitions) achieve between 85% - 100% of Standards during 2020, representing 48% of our 126 separately managed funeral businesses, 56% of Funeral Revenue and 59% of Funeral Field EBITDA at a combined Field EBITDA Margin of 46.2%, 510 basis points higher than 2019. This group of high performance funeral homes increased revenue in 2020 by $13.8 million or 13% over 2019 and Field EBITDA by $11.8 million or 26.7%, converting an amazing 86% of increased revenue into increased Field EBITDA. The 61 Managing Partners and their employees earned a total of $4 million in Being The Best Incentive Bonuses, an increase of $1.8 million over 2019 equal to about 15% of the increase of $11.8 million in Field EBITDA that was earned and shared with these 61 High Performance Managing Partners and their employees.
The five year Good To Great Incentive Plan for Managing Partners requires at least a minimum 1% compounded annual net revenue growth rate scaled up to a maximum of 4% compound revenue growth rate, which given the inherent operating leverage of more revenue flowing through the high fixed costs of each business, should lead to increasing Field EBITDA Margins over the full five year period, thereby producing substantially higher incremental Revenue and Field EBITDA by the end of each five year timeframe. Such sustained high performance by a funeral Managing Partner produces a substantial incentive bonus after five years, the size of which is a function of five year CAGR in Revenue and the average annual Being The Best Incentive Bonus paid in each of the five years.
All other things being equal, a 4% or higher compounded revenue rate under the five year Good To Great Incentive Plan would produce a bonus 4 times greater than a 1% compound revenue rate, paid half in cash and half in appreciated CSV shares after five years. We currently have 31 funeral businesses out of a potential group of 50 businesses which qualify for the Good To Great Award heading into their fifth year, i.e. each has achieved 1% - 4% or higher compounded revenue after four years ending 2020 under the leadership of the same Managing Partner. At the end of each five year Good To Great timeframe, this long term incentive program reboots for another five years so long as the Managing Partner (First Who, Then What) remains the same.
Therefore, the Five Year Good To Great II Shareholder Value Creation Incentive Plan for 37 critical leaders who aren’t Managing Partners of one of our businesses aligns perfectly with the annual and five year incentive plans for our Managing Partners, which in combination serves as a “superglue” for high performance culture A Player talent at all levels to execute their roles individually and in teams at the highest possible level. At the end of 2020 our Executive Team and other leaders within the Houston Support Center began to brainstorm the critical components and sequential elements of the “Carriage Flywheel” for purposes of educating all of our people both in the field and Houston Support Center on why Carriage has become a high performance culture company that just happens to be in the funeral and cemetery business, which then led to our 2021 theme of Carriage Services 2021: Accelerating High Performance Flywheel Effect!
I have explained to all of these wonderful leaders and employees that few people in their careers are at the right company in the right industry at the right time so that their financial dreams and aspirations can come true while at the same time finding great meaning and joy in their work. We are all committed to the passionate belief that the right company is Carriage and the right time is NOW, and that we have control over our own performance destiny based on HIGH PERFORMANCE CULTURE EXECUTION, EXECUTION, EXECUTION!

Observations About 2020, the Evolution of our Standards Operating Model, and the Future

After the shock of a once in a lifetime worldwide Coronavirus Pandemic during which death and the fear of death and the unknown becomes part of daily life (or the lack of normal daily life as we had known it), it has been a time for reflection on what really matters both personally and professionally. Within Carriage, we are blessed that the nature of the noble work that our wonderful people do means that there is little distinction between personal and professional, as Carriage has become like family to most of us who are committed to a Good To Great Journey that never ends.
For those of you interested in Carriage but maybe new to our almost thirty years of history, I will repeat verbatim the entire last section in my 2016 Shareholder Letter (Pages 38 and 39), which covered the first 25 years of Carriage and was titled, “The Evolution of Our Learning Journey.” As you reflect upon our amazing milestone year of Transformative High Performance in 2020 during the tragedy of a Coronavirus Pandemic, I believe you will find the content in this section more profoundly valid today in the era of the COVID-19 Pandemic than when it was written four years ago in early 2017.

Final Observations About The Past and Present

To conclude this Shareholder Letter, I will share a few observations and conclusions about human nature and the nature of our markets as well as what I believe to be the current state of the nature of Carriage.
•It is very difficult for most people (even some very smart ones) to think about something in a completely new, unorthodox, counterintuitive and unconventional way – which makes the uniqueness of Carriage as it has evolved pretty cool for those who “get to the other side!”
•Our small market capitalization size is a large hurdle to overcome with many institutional investors who perceive our small size as riskier and/or need to invest much larger pools of capital than the liquidity of our outstanding shares can accommodate, but we have learned to live with this frustration and focus only on maximizing the compounding of the intrinsic value of each of our shares over five to ten year timeframes into a “coulda, woulda, shoulda bought that” share price!
•Our organizational framework is designed around the idea of partnership. Our three models and high performance culture ideas and concepts as they have evolved over the last thirteen years have turned the classic methodology of consolidation upside down and made the most important jobs in the company those of our Managing Partners at the local business level rather than up the chain of command.
•The high performance culture ideas and concepts of Carriage as they have been implemented and evolved have dramatically flattened our organization structure; eliminated numerous bureaucratic layers and the associated politics, perks and meaningless titles; simplified and eliminated in many cases the complexity of burdensome reporting, policies and procedures; and eliminated endless corporate process oriented initiatives – all characteristics that creep into most companies as they grow through a succession of enterprise leaders over time.
•Our High Performance Culture Framework is more cost effective organizationally, as the corporate organizational overhead does not “eat up” a substantial amount of the incremental financial performance of our field businesses, especially as we leverage our consolidation platform with growth by highly selective acquisitions, enabling more of the value creation to be shared with both those who create it locally and with public shareholders.
•The best remaining family owned funeral home and cemetery business franchises in the best markets will absolutely get better over time after full integration into our Being The Best framework of operations support.
•The innovation, evolution and application of our Standards Operating Model and High Performance Culture Framework for operating and consolidating the funeral and cemetery industry is akin to intellectual property that was developed over the last thirteen years which forms a “protective cultural moat” around Carriage’s earnings power.
•Curious and disappointed why no one has challenged our contention that Carriage’s 29.7% Adjusted Consolidated EBITDA Margin in 2016 is not only a company but an industry milestone that has never been achieved. But even more profoundly, “What Does It Mean?”
•Intrigued why no one has had the curiosity to ask us about the book Beyond Budgeting co-authored and published in 2003 by Robin Frazer and Jeremy Hope or about their article “Who Needs Budgets” published in the February 2003 edition of Harvard Business Review. But really fascinated that the ideas and concepts they researched on a “radically decentralized” business model have gone nowhere fast in “Corporate America” over the last fourteen years.
•Fascinated to learn about and read The Evolution of Cooperation, authored by Robert Axelrod and published in 1984, from a recommendation in Mark Leonard’s 2014 Constellation Software Shareholder Letter, a book he said changed his thinking on many important matters. After reading this book and a subsequent one titled Harnessing Complexity with the subtitle Organizational Implications of a Scientific Frontier, co-authored by Robert Axelrod and Michael D. Cohen in 2000, I would postulate (maybe not so humbly) that Carriage has evolved into a rather advanced state of “harnessing the complexity” of successfully operating and consolidating the highly fragmented funeral and cemetery industry for the huge benefit over time of long term shareowners.”

Who and What Really Matters

The very best part of my job is letting our wonderful leaders and employees know what those of us here in the Houston Support Center and our Board think of them and the noble work they do no matter the harshness of the environment or local conditions in which they are called to service. Shown below is the last paragraph of my 2020 annual theme letter to Managing Partners, Sales Managers and Houston Support Center Leaders at the beginning of the year dated February 18, 2020, followed by my verbatim year end message to all employees dated December 29, 2020, which together serve as the beginning and ending bookends to a year that profoundly changed our country and the world:

Last Paragraph of 2020 Theme Letter Dated February 18, 2020

“I will end this theme letter the same way I have ended many others since we launched the first five year Good To Great Journey on January 1, 2012, with a quote from the book Good To Great by Jim Collins:

“Greatness is not a matter of circumstance. Greatness, it turns out, is a matter of conscious choice!”

As I have always done and can never do otherwise, I choose Greatness because the challenges and difficulties that must be overcome by special people bound together by a common cause of Being The Best at their noble profession is simply the most meaningful and wonderful journey in business and life that anyone could hope for or indeed imagine.

Mel”

Year End 2020 Message to All Employees Dated December 29, 2020

“We entered this year with high hopes of 2020 being a breakout year of TRANSFORMATIVE HIGH PERFORMANCE for each of our operating businesses and for Carriage as a Being The Best Company in the funeral and cemetery industry. And then the world, our country, our industry and our company were all shocked to the core by the Coronavirus Pandemic Crisis which began in March and is now reaching new peaks of infections and deaths during what has typically been our peak flu season.
Yet our wonderful Managing Partners, Sales Managers and their teams of high performance employees in each of our businesses adapted quickly to the many fears and initial unknowns related to the COVID-19 Pandemic and became role models for their communities and client families for what courageous leadership in times of crisis is all about. And the wonderful support teams comprised of our Directors of Support and Sales across the country along with the leaders and employees in the various Houston Support Center departments have been in your foxhole since day one of the pandemic supporting each of you through the battle against not only the Coronavirus but the endless mandated restrictions and frequently with a shortage of staff for serving your client families effectively when they needed it most.
In a normal environment the leaders and employees of our funeral homes and cemeteries have the heavy fiduciary responsibility of performing the noble work of caring for client families who have lost a loved one to death or are planning in advance for that inevitability. Even amidst a once in a lifetime Coronavirus Pandemic, client families have not been immune to the need for a special ritual to grieve and/or celebrate the life of a loved one or friend who has died, a uniquely human need dating back thousands of years to the beginning of time.
So I am honored and proud to express the gratefulness and pride that our Leadership Team feels toward each of you and what you have achieved through your courageous service to your client families and communities throughout this year of the Coronavirus Pandemic.
Each one of you are nothing less than an inspirational hero to each member of our Leadership Team and Board of Directors and we thank you from the bottom of our hearts.
And you did achieve a breakout year of TRANSFORMATIVE HIGH PERFORMANCE! THANK YOU FOR THE BLESSING OF YOU!
May you and those near and dear to your heart have a SAFE, HEALTHY AND HAPPY NEW YEAR!,” concluded Mr. Payne.

CONFERENCE CALL AND INVESTOR RELATIONS CONTACT

Carriage Services has scheduled a conference call for tomorrow, February 18, 2021 at 9:30 a.m. Central time. To participate in the call, please dial 866-516-3867 (conference ID-8569439) and ask for the Carriage Services conference call. A replay of the conference call will be available through February 23, 2021 and may be accessed by dialing 855-859-2056 (conference ID-8569439). The conference call will also be available at www.carriageservices.com. For any investor relations questions, please contact Ben Brink at 713-332-8441 or email InvestorRelations@carriageservices.com.

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CARRIAGE SERVICES, INC.
OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,			Years Ended December 31,
	2019	2020	% Change	2019	2020	% Change

Same Store Contracts
Atneed Contracts	6,695	7,990	19.3%	26,037	29,660	13.9%
Preneed Contracts	1,461	1,679	14.9%	5,692	6,155	8.1%
Total Same Store Funeral Contracts	8,156	9,669	18.6%	31,729	35,815	12.9%
Acquisition Contracts
Atneed Contracts	1,535	2,212	44.1%	4,046	8,291	104.9%
Preneed Contracts	136	216	58.8%	513	818	59.5%
Total Acquisition Funeral Contracts	1,671	2,428	45.3%	4,559	9,109	99.8%
Total Funeral Contracts	9,827	12,097	23.1%	36,288	44,924	23.8%

Funeral Operating Revenue
Same Store Revenue	$42,827	$49,484	15.5%	$168,884	$179,779	6.5%
Acquisition Revenue	8,414	12,336	46.6%	27,547	46,897	70.2%
Total Funeral Operating Revenue	$51,241	$61,820	20.6%	$196,431	$226,676	15.4%

Cemetery Operating Revenue
Same Store Revenue	$12,061	$14,784	22.6%	$49,218	$51,694	5.0%
Acquisition Revenue	295	5,509	1,767.5%	295	17,583	5,860.3%
Total Cemetery Operating Revenue	$12,356	$20,293	64.2%	$49,513	$69,277	39.9%

Total Financial Revenue	$4,116	$5,226	27.0%	$15,839	$19,735	24.6%

Other Revenue	$748	$1,197	60.0%	$748	$4,661	523.1%

Total Divested/Planned Divested Revenue	$2,688	$1,552	(42.3%)	$11,576	$9,099	(21.4%)

Total Revenue	$71,149	$90,088	26.6%	$274,107	$329,448	20.2%

Field EBITDA
Same Store Funeral EBITDA	$16,723	$21,780	30.2%	$65,109	$74,817	14.9%
Same Store Funeral EBITDA Margin	39.0%	44.0%	500 bp	38.6%	41.6%	300 bp
Acquisition Funeral EBITDA	3,119	5,018	60.9%	10,579	18,617	76.0%
Acquisition Funeral EBITDA Margin	37.1%	40.7%	360 bp	38.4%	39.7%	130 bp
Total Funeral EBITDA	$19,842	$26,798	35.1%	$75,688	$93,434	23.4%
Total Funeral EBITDA Margin	38.7%	43.3%	460 bp	38.5%	41.2%	270 bp

Same Store Cemetery EBITDA	$4,158	$6,471	55.6%	$17,118	$19,469	13.7%
Same Store Cemetery EBITDA Margin	34.5%	43.8%	930 bp	34.8%	37.7%	290 bp
Acquisition Cemetery EBITDA	73	2,532	3,368.5%	73	7,128	9,664.4%
Acquisition Cemetery EBITDA Margin	24.7%	46.0%	2,130 bp	24.7%	40.5%	1,580 bp
Total Cemetery EBITDA	$4,231	$9,003	112.8%	$17,191	$26,597	54.7%
Total Cemetery EBITDA Margin	34.2%	44.4%	1,020 bp	34.7%	38.4%	370 bp

Total Financial EBITDA	$3,709	$4,887	31.8%	$14,235	$18,404	29.3%
Total Financial EBITDA Margin	90.1%	93.5%	340 bp	89.9%	93.3%	340 bp

Other EBITDA	$298	$278	(6.7%)	$298	$1,186	298.0%
Other EBITDA Margin	39.8%	23.2%	(1,660 bp)	39.8%	25.4%	(1,440 bp)

Total Divested/Planned Divested EBITDA	$533	$352	(34.0%)	$2,355	$2,321	(1.4%)
Total Divested/Planned Divested EBITDA Margin	19.8%	22.7%	290 bp	20.3%	25.5%	520 bp

Total Field EBITDA	$28,613	$41,318	44.4%	$109,767	$141,942	29.3%
Total Field EBITDA Margin	40.2%	45.9%	570 bp	40.0%	43.1%	310 bp

OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,			Years Ended December 31,
	2019	2020	% Change	2019	2020	% Change

Overhead
Total Variable Overhead	$6,285	$6,740	7.2%	$14,117	$16,190	14.7%
Total Regional Fixed Overhead	961	1,203	25.2%	4,052	4,133	2.0%
Total Corporate Fixed Overhead	4,857	5,220	7.5%	19,385	20,191	4.2%
Total Overhead	$12,103	$13,163	8.8%	$37,554	$40,514	7.9%
Overhead as a percentage of Revenue	17.0%	14.6%	(240 bp)	13.7%	12.3%	(140 bp)

Consolidated EBITDA	$16,510	$28,155	70.5%	$72,213	$101,428	40.5%
Consolidated EBITDA Margin	23.2%	31.3%	810 bp	26.3%	30.8%	450 bp

Other Expenses and Interest
Depreciation & Amortization	$4,416	$5,109		$17,771	$19,389
Non-Cash Stock Compensation	537	897		2,153	3,370
Interest Expense	6,615	7,728		25,522	32,515
Accretion of Discount on Convertible Subordinated Notes	63	16		241	216
Loss on Extinguishment of Debt	—	—		—	6
Net Loss on Divestitures	8	1,832		3,883	6,749
Impairment of Goodwill and Other Intangibles	233	—		963	14,693
Other, Net	(45)	(186)		(736)	(152)
Pre-Tax Income	$4,683	$12,759		$22,416	$24,642
Net Tax Expense	$2,114	$4,394		$7,883	$8,552
GAAP Net Income	$2,569	$8,365	225.6%	$14,533	$16,090	10.7%

Special Items, Net of Tax, except for **
Acquisition and Divestiture Expenses	$1,646	$(135)		$1,646	$(9)
Severance and Separation Costs	62	—		951	445
Performance Awards Cancellation and Exchange	—	84		—	224
Accretion of Discount on Convertible Subordinated Notes **	63	16		241	216
Net Loss on Divestitures and Other Costs	188	1,317		3,331	4,562
Net Impact of Impairment of Goodwill and Other Intangibles	184	124		761	9,932
Litigation Reserve	138	—		592	213
Tax Expense Related to Divested Business**	51	—		911	—
Gain on Insurance Reimbursements	(195)	—		(699)	—
Natural Disaster and Pandemic Costs	—	250		—	1,286
Other Special Items	265	—		265	324
Tax Adjustment Related to Certain Discrete Items**	—	400		—	400
Adjusted Net Income	$4,971	$10,421	109.6%	$22,532	$33,683	49.5%
Adjusted Net Profit Margin	7.0%	11.6%	460 bp	8.2%	10.2%	200 bp

Adjusted Basic Earnings Per Share	$0.28	$0.58	107.1%	$1.26	$1.88	49.2%
Adjusted Diluted Earnings Per Share	$0.28	$0.57	103.6%	$1.25	$1.86	48.8%

GAAP Basic Earnings Per Share	$0.14	$0.47	235.7%	$0.81	$0.90	11.1%
GAAP Diluted Earnings Per Share	$0.14	$0.46	228.6%	$0.80	$0.89	11.3%

Weighted Average Basic Shares Outstanding	17,760	17,927		17,877	17,872
Weighted Average Diluted Shares Outstanding	17,901	18,147		18,005	18,077

Reconciliation to Adjusted Consolidated EBITDA
Consolidated EBITDA	$16,510	$28,155	70.5%	$72,213	$101,428	40.5%
Acquisition and Divestiture Expenses	2,083	(170)		2,083	(11)
Severance and Separation Costs	79	—		1,205	563
Litigation Reserve	175	—		750	270
Natural Disaster and Pandemic Costs	—	315		—	1,627
Other Special Items	336	—		336	373
Adjusted Consolidated EBITDA	$19,183	$28,300	47.5%	$76,587	$104,250	36.1%
Adjusted Consolidated EBITDA Margin	27.0%	31.4%	440 bp	27.9%	31.6%	370 bp

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

	December 31,
	2019	2020
ASSETS
Current assets:
Cash and cash equivalents	$716	$889
Accounts receivable, net	21,478	25,103
Inventories	6,989	7,259
Prepaid and other current assets	10,667	2,076
Total current assets	39,850	35,327
Preneed cemetery trust investments	72,382	86,604
Preneed funeral trust investments	96,335	101,235
Preneed cemetery receivables, net	20,173	21,081
Receivables from preneed trusts, net	18,024	16,844
Property, plant and equipment, net	279,200	269,051
Cemetery property, net	87,032	101,134
Goodwill	398,292	392,978
Intangible and other non-current assets, net	32,116	29,542
Operating lease right-of-use assets	22,304	21,201
Cemetery perpetual care trust investments	64,047	70,828
Total assets	$1,129,755	$1,145,825
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and lease obligations	$3,150	$3,432
Accounts payable	8,413	11,259
Accrued and other liabilities	24,026	31,138
Convertible subordinated notes due 2021	—	2,538
Total current liabilities	35,589	48,367
Acquisition debt, net of current portion	5,658	4,482
Credit facility	82,182	46,064
Convertible subordinated notes due 2021	5,971	—
Senior notes due 2026	395,447	395,968
Obligations under finance leases, net of current portion	5,854	5,531
Obligations under operating leases, net of current portion	21,533	20,302
Deferred preneed cemetery revenue	46,569	47,846
Deferred preneed funeral revenue	29,145	27,992
Deferred tax liability	41,368	46,477
Other long-term liabilities	1,737	4,748
Deferred preneed cemetery receipts held in trust	72,382	86,604
Deferred preneed funeral receipts held in trust	96,335	101,235
Care trusts’ corpus	63,416	69,707
Total liabilities	903,186	905,323
Commitments and contingencies
Stockholders’ equity:
Common stock	259	260
Additional paid-in capital	242,147	239,989
Retained earnings	86,213	102,303
Treasury stock	(102,050)	(102,050)
Total stockholders’ equity	226,569	240,502
Total liabilities and stockholders’ equity	$1,129,755	$1,145,825

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2019	2020	2019	2020

Revenue:
Service revenue	$37,110	$44,154	$142,554	$164,984
Property and merchandise revenue	29,056	39,419	114,514	139,630
Other revenue	4,983	6,515	17,039	24,834
	71,149	90,088	274,107	329,448
Field costs and expenses:
Cost of service	18,928	20,010	72,991	79,634
Cost of merchandise	22,750	27,503	89,294	103,064
Cemetery property amortization	995	1,511	3,985	4,956
Field depreciation expense	3,120	3,236	12,370	13,006
Regional and unallocated funeral and cemetery costs	3,819	6,853	13,827	18,057
Other expenses	858	1,257	2,055	4,808
	50,470	60,370	194,522	223,525
Gross profit	20,679	29,718	79,585	105,923

Corporate costs and expenses:
General, administrative and other	8,821	7,207	25,880	25,827
Home office depreciation and amortization	301	362	1,416	1,427
Net loss on divestitures and impairment charges	241	1,832	4,846	21,442
Operating income	11,316	20,317	47,443	57,227

Interest expense	(6,615)	(7,728)	(25,522)	(32,515)
Accretion of discount on convertible subordinated notes	(63)	(16)	(241)	(216)
Loss on early extinguishment of debt	—	—	—	(6)
Other, net	45	186	736	152
Income before income taxes	4,683	12,759	22,416	24,642
Expense for income taxes	(1,845)	(3,971)	(7,395)	(7,985)
Tax adjustment related to discrete items	(269)	(423)	(488)	(567)
Total expense for income taxes	$(2,114)	$(4,394)	$(7,883)	$(8,552)
Net income	$2,569	$8,365	$14,533	$16,090

Basic earnings per common share:	$0.14	$0.47	$0.81	$0.90
Diluted earnings per common share:	$0.14	$0.46	$0.80	$0.89

Dividends declared per common share:	$0.0750	$0.1000	$0.3000	$0.3375
Weighted average number of common and common equivalent shares outstanding:
Basic	17,760	17,927	17,877	17,872
Diluted	17,901	18,147	18,005	18,077

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2019	2020
Cash flows from operating activities:
Net income	$14,533	$16,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,771	19,389
Provision for bad debt and credit losses	1,618	2,318
Stock-based compensation expense	2,153	3,370
Deferred income tax expense	10,117	4,597
Amortization of deferred financing costs	392	782
Amortization of capitalized commissions and non-compete agreements	1,231	1,299
Accretion of discount on convertible subordinated notes	241	216
Accretion of discount, net of debt premium on senior notes	492	307
Net loss on divestitures and impairment charges	4,846	21,442
Net loss on sale of other assets	213	251
Gain on insurance reimbursements	(879)	(97)
Loss on extinguishment of debt	—	6
Other	121	19
Changes in operating assets and liabilities that provided (required) cash:
Accounts and preneed receivables	(5,801)	(4,279)
Inventories, prepaid and other current assets	(2,762)	3,516
Intangible and other non-current assets	(924)	(1,015)
Preneed funeral and cemetery trust investments	(6,500)	(5,043)
Accounts payable	(580)	2,702
Accrued and other liabilities	1,271	10,784
Deferred preneed funeral and cemetery revenue	168	528
Deferred preneed funeral and cemetery receipts held in trust	5,495	5,733
Net cash provided by operating activities	43,216	82,915

Cash flows from investing activities:
Acquisitions	(140,907)	(28,011)
Deposit on pending acquisition	(5,000)	—
Proceeds from insurance reimbursements	1,433	248
Proceeds from divestitures and sale of other assets	967	8,541
Capital expenditures	(15,379)	(15,198)
Net cash used in investing activities	(158,886)	(34,420)

Cash flows from financing activities:
Borrowings from the credit facility	174,961	109,500
Payments against the credit facility	(118,261)	(146,100)
Payment of debt issuance costs related to the long-term debt	(891)	—
Redemption of the 2.75% convertible subordinated notes	(27)	(4,563)
Payment of transaction costs related to the redemption of the 2.75% convertible subordinated notes	—	(12)
Proceeds from the issuance of the 6.625% senior notes	76,688	—
Payment of debt issuance costs related to the 6.625% senior notes	(980)	(66)
Payments on acquisition debt and obligations under finance leases	(2,287)	(1,745)
Payments on contingent consideration recorded at acquisition date	(162)	(169)
Proceeds from the exercise of stock options and employee stock purchase plan contributions	1,445	1,229
Taxes paid on restricted stock vestings and exercises of non-qualified options	(194)	(348)
Dividends paid on common stock	(5,398)	(6,048)
Purchase of treasury stock	(9,152)	—
Net cash used in financing activities	115,742	(48,322)

Net increase in cash and cash equivalents	72	173
Cash and cash equivalents at beginning of year	644	716
Cash and cash equivalents at end of year	$716	$889

NON-GAAP FINANCIAL MEASURES
This press release uses Non-GAAP financial measures to present the financial performance of the Company. Our non-GAAP reporting provides a transparent framework of our operating and financial performance that reflects the earning power of the Company as an operating and consolidation platform.
Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP results are useful to investors to compare our results to previous periods, to provide insight into the underlying long-term performance trends in our business and to provide the opportunity to differentiate ourselves as the best consolidation platform in the industry against the performance of other funeral and cemetery companies.
The Company’s GAAP financial statements accompany this press release. Reconciliations of the Non-GAAP financial measures to GAAP measures are also provided in this press release.
The Non-GAAP financial measures include “Special Items”, “Adjusted Net Income”, “Consolidated EBITDA”, “Adjusted Consolidated EBITDA”, “Adjusted Consolidated EBITDA Margin”, “Adjusted Free Cash Flow”, “Funeral, Cemetery and Financial EBITDA”, “Total Field EBITDA”, “Total Field EBITDA Margin”, “Other Funeral Revenue”, “Other Funeral EBITDA”, “Divested/Planned Divested Revenue”, “Divested/Planned Divested EBITDA”, “Divested/Planned Divested EBITDA Margin”, “Adjusted Basic Earnings Per Share”, “Adjusted Diluted Earnings Per Share”, and “Total Debt to EBITDA Multiple” in this press release. These financial measurements are defined as similar GAAP items adjusted for Special Items and are reconciled to GAAP in this press release. In addition, the Company’s presentation of these measures may not be comparable to similarly titled measures in other companies’ reports. The definitions used by the Company for our internal management purposes and in this press release are as follows:
•Special Items are defined as charges or credits included in our GAAP financial statements that can vary from period to period and are not reflective of costs incurred in the ordinary course of our operations. Special Items are typically taxed at the federal statutory rate of 21.0%, except for the Accretion of Discount on Convertible Subordinated Notes, as this is a non-tax deductible item, the Tax Expense Related to Divested Business, the Net Loss on Divestitures and Other Costs and the Net Impact of Impairment of Goodwill and Other Intangibles. The Net Loss on Divestitures and Other Costs Special Item and the Net Impact of Impairment of Goodwill and Other Intangibles Special Item are net of the federal statutory rate of 21.0% in 2019 and are net of the operating tax rate of 32.4% in 2020.
•Adjusted Net Income is defined as net income plus adjustments for Special Items and other expenses or gains that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Consolidated EBITDA is defined as net income before income taxes, interest expenses, non-cash stock compensation, depreciation and amortization, and interest income and other, net.
•Adjusted Consolidated EBITDA is defined as Consolidated EBITDA plus adjustments for Special Items and other expenses or gains that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Adjusted Consolidated EBITDA Margin is defined as Adjusted Consolidated EBITDA as a percentage of revenue.
•Adjusted Free Cash Flow is defined as net cash provided by operations, adjusted by Special Items as deemed necessary, less cash for maintenance capital expenditures.
•Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow as a percentage of revenue.
•Funeral Field EBITDA is defined as Funeral Gross Profit, excluding depreciation and amortization, regional and unallocated costs, Financial EBITDA related to the Funeral Home segment, Other Funeral EBITDA and Divested/Planned Divested EBITDA.
•Cemetery Field EBITDA is defined as Cemetery Gross Profit, excluding depreciation and amortization, regional and unallocated costs and Cemetery Financial EBITDA related to the Cemetery segment.
•Funeral Financial EBITDA is defined as Funeral Financial Revenue less Funeral Financial Expenses. Funeral Financial Revenue and Funeral Financial Expenses are presented within Other Revenue and Other Expenses, respectively, on the Condensed Consolidated Statement of Operations.
•Cemetery Financial EBITDA is defined as Cemetery Financial Revenue less Cemetery Financial Expenses. Cemetery Financial Revenue and Cemetery Financial Expenses are presented within Other Revenue and Other Expenses, respectively, on the Condensed Consolidated Statement of Operations.
•Total Field EBITDA is defined as Gross Profit, excluding field depreciation, cemetery property amortization and regional and unallocated funeral and cemetery costs.
•Total Field EBITDA Margin is defined as Total Field EBITDA as a percentage of revenue.
•Other Funeral Revenue is defined as revenues from our ancillary businesses, which include a flower shop, pet cremation business and online cremation business.

•Other Funeral EBITDA is defined as Other Funeral Revenue, less expenses related to our ancillary businesses noted above.
•Divested/Planned Divested Revenue is defined as revenues from eight funeral home businesses that we divested as of December 31, 2020 and five funeral home businesses that we divested as of December 31, 2019 and certain funeral home businesses we intend to divest.
•Divested/Planned Divested EBITDA is defined as Divested Revenue, less field level and financial expenses related to the divested/planned divested businesses noted above.
•Divested/Planned Divested EBITDA Margin is defined as Divested/Planned Divested EBITDA as a percentage of Divested/Planned Divested Revenue.
•Adjusted Basic Earnings Per Share is defined as GAAP Basic Earnings Per Share, adjusted for Special Items.
•Adjusted Diluted Earnings Per Share is defined as GAAP Diluted Earnings Per Share, adjusted for Special Items.
•Total Debt Outstanding is defined as indebtedness under our bank credit facility, Convertible Subordinated Notes due 2021 and Senior Notes due 2026, acquisition debt and finance leases.
•Total Debt to EBITDA Multiple is defined as Total Debt Outstanding to Adjusted Consolidated EBITDA.
Funeral Field EBITDA and Cemetery Field EBITDA
Our operations are reported in two business segments: Funeral Home Operations and Cemetery Operations. Our Field level results highlight trends in volumes, Revenue, Field EBITDA (the individual business’ cash earning power/locally controllable business profit) and Field EBITDA Margin (the individual business’ controllable profit margin).
Funeral Field EBITDA and Cemetery Field EBITDA are defined above. Gross Profit is defined as Revenue less “Field costs and expenses” - a line item encompassing these areas of costs: i) Funeral and cemetery field costs, ii) Field depreciation and amortization expense, and iii) Regional and unallocated funeral and cemetery costs. Funeral and cemetery field costs include cost of service, funeral and cemetery merchandise costs, operating expenses, labor and other related expenses incurred at the business level.
Regional and unallocated funeral and cemetery costs presented in our GAAP statement consist primarily of salaries and benefits of our Regional leadership, incentive compensation opportunity to our Field employees and other related costs for field infrastructure. These costs, while necessary to operate our businesses as currently operated within our unique, decentralized platform, are not controllable operating expenses at the Field level as the composition, structure and function of these costs are determined by Executive leadership in the Houston Support Center. These costs are components of our overall overhead platform presented within Consolidated EBITDA and Adjusted Consolidated EBITDA. We do not openly or indirectly “push down” any of these expenses to the individual business’ field level margins.
We believe that our “Regional and unallocated funeral and cemetery costs” are necessary to support our decentralized, high performance culture operating framework, and as such, are included in Consolidated EBITDA and Adjusted Consolidated EBITDA, which more accurately reflects the cash earning power of the Company as an operating and consolidation platform.
Consolidated EBITDA and Adjusted Consolidated EBITDA
Consolidated EBITDA and Adjusted Consolidated EBITDA are defined above. Our Adjusted Consolidated EBITDA include adjustments for Special Items and other expenses or gains that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, our Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are supplemental measures of operating performance that we believe are useful measures to facilitate comparisons to our historical consolidated and business level performance and operating results.
We believe our presentation of Adjusted Consolidated EBITDA, key metric used internally by our management, provides investors with a supplemental view of our operating performance that facilitates analysis and comparisons of our ongoing business operations because they exclude items that may not be indicative of our ongoing operating performance.
Limitations of the Usefulness of These Measures
Our Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Our presentation is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Funeral Field EBITDA and Cemetery Field EBITDA are not consolidated measures of profitability.

Field EBITDA excludes certain costs presented in our GAAP statement that we do not allocate to the individual business’ field level margins, as noted above. A reconciliation of Field EBITDA to Gross Profit, the most directly comparable GAAP measure, is set forth below.
Consolidated EBITDA excludes certain items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations. A reconciliation of Consolidated EBITDA to Net Income, the most directly comparable GAAP measure, is set forth below.
Therefore, these measures may not provide a complete understanding of our performance and should be reviewed in conjunction with our GAAP financial measures. Carriage Services strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.
Reconciliation of Non-GAAP Financial Measures:
This press release includes the use of certain financial measures that are not GAAP measures. The Non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures, all of which are reflected in the tables below.
Reconciliation of Net Income (Loss) to Adjusted Net Income for the five quarter period (in thousands):

	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020
Net Income (Loss)	$2,569	$(4,197)	$6,397	$5,525	$8,365
Special Items, Net of Tax(1)
Acquisition and Divestiture Expenses	1,646	90	36	—	(135)
Severance and Separation Costs	62	228	217	—	—
Performance Awards Cancellation and Exchange	—	—	56	84	84
Accretion of Discount on Convertible Subordinated Notes(1)	63	65	66	69	16
Net Loss on Divestitures and Other Costs(2)	188	—	—	3,245	1,317
Net Impact of Impairment of Goodwill and Other Intangibles(2)	184	9,757	51	—	124
Litigation Reserve	138	59	154	—	—
Tax Expense Related to Divested Business(1)	51	—	—	—	—
Gain on Insurance Reimbursements	(195)	—	—	—	—
Natural Disaster and Pandemic Costs	—	111	657	268	250
Other Special Items	265	—	371	(47)	—
Tax Adjustment Related to Certain Discrete Items(1)	—	—	—	—	400
Adjusted Net Income	$4,971	$6,113	$8,005	$9,144	$10,421

(1)	Special Items are typically taxed at the federal statutory rate of 21.0%, except for the Accretion of Discount on Convertible Subordinated Notes, as this is a non-tax deductible item, the Tax Expense Related to Divested Business, the Tax Adjustment Related to Certain Discrete Items, the Net Loss on Divestitures and Other Costs and the Net Impact of Impairment of Goodwill and Other Intangibles (discussed below).
(2)	The Net Loss on Divestitures and Other Costs Special Item and the Net Impact of Impairment of Goodwill and Other Intangibles Special Item are net of the federal statutory rate of 21.0% in 2019 and are net of the operating tax rate of 32.40% in 2020.

Reconciliation of Net Income to Adjusted Net Income for the years ended December 31, 2019 and 2020 and for the one month ended January 31, 2020 and 2021 (in thousands):

	For the Years Ended December 31,		For the One Month Ended January 31,
	2019	2020	2020	2021
Net Income	$14,533	$16,090	$1,513	$6,064
Special Items, Net of Tax(1)
Acquisition and Divestiture Expenses	1,646	(9)	90	—
Severance and Separation Costs	951	445	—	—
Performance Awards Cancellation and Exchange	—	224	—	28
Accretion of Discount on Convertible Subordinated Notes(1)	241	216	21	10
Net Loss on Divestitures and Other Costs(2)	3,331	4,562	—	—
Net Impact of Impairment of Goodwill and Other Intangibles(2)	761	9,932	—	—
Litigation Reserve	592	213	—	—
Tax Expense Related to Divested Business(1)	911	—	—	—
Gain on Insurance Reimbursements	(699)	—	—	—
Natural Disaster and Pandemic Costs	—	1,286	—	360
Other Special Items	265	324	—	—
Tax Adjustment Related to Certain Discrete Items(1)	—	400	—	—
Adjusted Net Income	$22,532	$33,683	$1,624	$6,462

(1)	Special Items are typically taxed at the federal statutory rate of 21.0%, except for the Accretion of Discount on Convertible Subordinated Notes, as this is a non-tax deductible item, the Tax Expense Related to Divested Business, the Tax Adjustment Related to Certain Discrete Items, the Net Loss on Divestitures and Other Costs and the Net Impact of Impairment of Goodwill and Other Intangibles (discussed below).
(2)	The Net Loss on Divestitures and Other Costs Special Item and the Net Impact of Impairment of Goodwill and Other Intangibles Special Item are net of the federal statutory rate of 21.0% in 2019 and are net of the operating tax rate of 32.40% in 2020.
Reconciliation of Net Income (Loss) to Consolidated EBITDA, Adjusted Consolidated EBITDA and Adjusted Consolidated EBITDA Margin for the five quarter period (in thousands):

	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020
Net Income (Loss)	$2,569	$(4,197)	$6,397	$5,525	$8,365
Total Expense (Benefit) for Income Taxes	2,114	(2,150)	3,449	2,859	4,394
Income (Loss) Before Income Taxes	$4,683	$(6,347)	$9,846	$8,384	$12,759

Interest Expense	6,615	8,428	8,352	8,007	7,728
Accretion of Discount on Convertible Subordinated Notes	63	65	66	69	16
Loss on Early Extinguishment of Debt	—	—	—	6	—
Non-Cash Stock Compensation	537	831	715	927	897
Depreciation & Amortization	4,416	4,549	4,698	5,033	5,109
Net Loss on Divestitures	8	—	—	4,917	1,832
Impairment of Goodwill and Other Intangibles	233	14,693	—	—	—
Other, Net	(45)	4	2	28	(186)
Consolidated EBITDA	$16,510	$22,223	$23,679	$27,371	$28,155
Adjusted For:
Acquisition and Divestiture Expenses	2,083	114	45	—	(170)
Severance and Separation Costs	79	288	275	—	—
Litigation Reserve	175	75	195	—	—
Natural Disaster and Pandemic Costs	—	140	832	340	315
Other Special Items	336	—	418	(45)	—
Adjusted Consolidated EBITDA	$19,183	$22,840	$25,444	$27,666	$28,300

Revenue	$71,149	$77,490	$77,477	$84,393	$90,088

Adjusted Consolidated EBITDA Margin	27.0%	29.5%	32.8%	32.8%	31.4%

Reconciliation of Net Income to Consolidated EBITDA, Adjusted Consolidated EBITDA and Adjusted Consolidated EBITDA Margin for the years ended December 31, 2019 and 2020 and for the one month ended January 31, 2020 and 2021 (in thousands):

	For the Years Ended December 31,		For the One Month Ended January 31,
	2019	2020	2020	2021
Net Income	$14,533	$16,090	$1,513	$6,064
Total Expense for Income Taxes	7,883	8,552	649	2,599
Income Before Income Taxes	$22,416	$24,642	$2,162	$8,663
Interest Expense	25,522	32,515	2,846	2,552
Accretion of Discount on Convertible Subordinated Notes	241	216	21	10
Loss on Early Extinguishment of Debt	—	6	—	—
Non-Cash Stock Compensation	2,153	3,370	228	326
Depreciation & Amortization	17,771	19,389	1,468	1,591
Net Loss on Divestitures	3,883	6,749	—	—
Impairment of Goodwill and Other Intangibles	963	14,693	—	—
Other, Net	(736)	(152)	(8)	—
Consolidated EBITDA	$72,213	$101,428	$6,717	$13,142
Adjusted For:
Acquisition and Divestiture Expenses	2,083	(11)	114	—
Severance and Separation Costs	1,205	563	—	—
Litigation Reserve	750	270	—	—
Natural Disaster and Pandemic Costs	—	1,627	—	456
Other Special Items	336	373	—	—
Adjusted Consolidated EBITDA	$76,587	$104,250	$6,831	$13,598

Revenue	$274,107	$329,448	$26,604	$34,693

Adjusted Consolidated EBITDA Margin	27.9%	31.6%	25.7%	39.2%
Reconciliation of Funeral and Cemetery Gross Profit to Funeral and Cemetery Field EBITDA for the five quarter period (in thousands):

	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020
Funeral Gross Profit (GAAP)	$16,778	$19,004	$19,869	$18,892	$21,299
Depreciation & Amortization	2,806	2,944	2,895	2,885	2,862
Regional & Unallocated Costs	2,919	2,326	2,788	3,859	5,375
Less:
Funeral Financial EBITDA	(1,841)	(1,996)	(1,921)	(2,119)	(2,150)
Other Funeral EBITDA	(298)	(295)	(321)	(292)	(278)
Funeral Divested/Planned Divested EBITDA	(522)	(674)	(830)	(378)	(310)
Funeral Field EBITDA	$19,842	$21,309	$22,480	$22,847	$26,798

	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020
Cemetery Gross Profit (GAAP)	$3,901	$4,167	$5,291	$8,982	$8,419
Depreciation & Amortization	1,309	1,223	1,449	1,819	1,885
Regional & Unallocated Costs	900	430	929	872	1,478
Less:
Cemetery Financial EBITDA	(1,868)	(1,823)	(2,535)	(3,123)	(2,737)
Cemetery Divested/Planned Divested EBITDA	(11)	(3)	(44)	(40)	(42)
Cemetery Field EBITDA	$4,231	$3,994	$5,090	$8,510	$9,003

Reconciliation of Funeral and Cemetery Gross Profit to Funeral and Cemetery Field EBITDA for the years ended December 31, 2019 and 2020 and for the one month ended January 31, 2020 and 2021 (in thousands):

	For the Years Ended December 31,		For the One Month Ended January 31,
	2019	2020	2020	2021
Funeral Gross Profit (GAAP)	$63,602	$79,064	$6,195	$10,796
Depreciation & Amortization	11,128	11,586	965	953
Regional & Unallocated Costs	11,007	14,348	1,004	1,728
Less:
Funeral Financial EBITDA	(7,409)	(8,186)	(733)	(790)
Other Funeral EBITDA	(298)	(1,186)	(49)	(118)
Funeral Divested/Planned Divested EBITDA	(2,342)	(2,192)	(222)	(144)
Funeral Field EBITDA	$75,688	$93,434	$7,160	$12,425

	For the Years Ended December 31,		For the One Month Ended January 31,
	2019	2020	2020	2021
Cemetery Gross Profit (GAAP)	$15,983	$26,859	$1,130	$2,800
Depreciation & Amortization	5,227	6,376	377	533
Regional & Unallocated Costs	2,820	3,709	227	456
Less:
Cemetery Financial EBITDA	(6,826)	(10,218)	(640)	(978)
Cemetery Divested/Planned Divested EBITDA	(13)	(129)	1	(10)
Cemetery Field EBITDA	$17,191	$26,597	$1,095	$2,801
Components of Total Field EBITDA for the five quarter period (in thousands):

	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020
Funeral Field EBITDA	$19,842	$21,309	$22,480	$22,847	$26,798
Cemetery Field EBITDA	4,231	3,994	5,090	8,510	9,003
Funeral Financial EBITDA	1,841	1,996	1,921	2,119	2,150
Cemetery Financial EBITDA	1,868	1,823	2,535	3,123	2,737
Other Funeral EBITDA	298	295	321	292	278
Divested/Planned Divested EBITDA	533	677	874	418	352
Total Field EBITDA	$28,613	$30,094	$33,221	$37,309	$41,318
Components of Total Field EBITDA for the years ended December 31, 2019 and 2020 and for the one month ended January 31, 2020 and 2021 (in thousands):

	For the Years Ended December 31,		For the One Month Ended January 31,
	2019	2020	2020	2021
Funeral Field EBITDA	$75,688	$93,434	$7,160	$12,425
Cemetery Field EBITDA	17,191	26,597	1,095	2,801
Funeral Financial EBITDA	7,409	8,186	733	790
Cemetery Financial EBITDA	6,826	10,218	640	978
Other Funeral EBITDA	298	1,186	49	118
Divested/Planned Divested EBITDA	2,355	2,321	221	154
Total Field EBITDA	$109,767	$141,942	$9,898	$17,266
Reconciliation of GAAP Basic Earnings (Loss) Per Share to Adjusted Basic Earnings Per Share for the five quarter period:

	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020
GAAP Basic Earnings (Loss) Per Share	$0.14	$(0.23)	$0.36	$0.31	$0.47
Special Items	0.14	0.58	0.09	0.20	0.11
Adjusted Basic Earnings Per Share	$0.28	$0.35	$0.45	$0.51	$0.58

Reconciliation of GAAP Basic Earnings Per Share to Adjusted Basic Earnings Per Share for the years ended December 31, 2019 and 2020 and for the one month ended January 31, 2020 and 2021 (in thousands):

	For the Years Ended December 31,		For the One Month Ended January 31,
	2019	2020	2020	2021
GAAP Basic Earnings Per Share	$0.81	$0.90	$0.08	$0.34
Special Items	0.45	0.98	0.01	0.02
Adjusted Basic Earnings Per Share	$1.26	$1.88	$0.09	$0.36
Reconciliation of GAAP Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share for the five quarter period:

	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020
GAAP Diluted (Loss) Earnings Per Share	$0.14	$(0.23)	$0.36	$0.31	$0.46
Special Items	0.14	0.58	0.09	0.20	0.11
Adjusted Diluted Earnings Per Share	$0.28	$0.35	$0.45	$0.51	$0.57
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the years ended December 31, 2019 and 2020 and for the one month ended January 31, 2020 and 2021 (in thousands):

	For the Years Ended December 31,		For the One Month Ended January 31,
	2019	2020	2020	2021
GAAP Diluted Earnings Per Share	$0.80	$0.89	$0.08	$0.33
Special Items	0.45	0.97	0.01	0.02
Adjusted Diluted Earnings Per Share	$1.25	$1.86	$0.09	$0.35
Reconciliation of Cash Flow Provided by Operations to Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin for the five quarter period (in thousands):

	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020
Cash Flow Provided by Operations	$7,155	$13,546	$17,455	$36,821	$15,093
Cash Used for Maintenance Capital Expenditures	(2,614)	(1,556)	(1,342)	(2,496)	(3,368)
Free Cash Flow	$4,541	$11,990	$16,113	$34,325	$11,725

Plus: Incremental Special Items:
Federal Tax Refund	—	—	—	(7,012)	—
Acquisition and Divestiture Costs	2,083	114	45	—	(170)
Severance and Separation Costs	79	288	275	—	—
Litigation Reserve	175	75	195	—	—
Natural Disaster and Pandemic Costs	—	140	832	340	315
Other Special Items	336	—	418	(45)	—
Adjusted Free Cash Flow	$7,214	$12,607	$17,878	$27,608	$11,870

Revenue	$71,149	$77,490	$77,477	$84,393	$90,088

Adjusted Free Cash Flow Margin	10.1%	16.3%	23.1%	32.7%	13.2%

Reconciliation of Cash Flow Provided by Operations to Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin for the years ended December 31, 2019 and 2020 and for the one month ended January 31, 2020 and 2021 (in thousands):

	For the Years Ended December 31,		For the One Month Ended January 31,
	2019	2020	2020	2021
Cash Flow Provided by Operations	$43,216	$82,915	$6,002	$12,506
Cash Used for Maintenance Capital Expenditures	(8,795)	(8,762)	(497)	(676)
Free Cash Flow	$34,421	$74,153	$5,505	$11,830

Plus: Incremental Special Items:
Federal Tax Refund	—	(7,012)	—	—
Acquisition and Divestiture Costs	2,083	(11)	114	—
Severance and Separation Costs	1,205	563	—	—
Litigation Reserve	750	270	—	—
Natural Disaster and Pandemic Costs	—	1,627	—	456
Other Special Items	336	373	—	—
Adjusted Free Cash Flow	$38,795	$69,963	$5,619	$12,286

Revenue	$274,107	$329,488	$26,604	$34,693

Adjusted Free Cash Flow Margin	14.2%	21.2%	21.1%	35.4%
Reconciliation of Performance Outlook Scenario
Earlier in this press release, we present the Performance Outlook Scenario which reflects management’s opinion on the performance of the portfolio of existing businesses, including performance of existing trusts, and excludes size and timing of acquisitions unless we have a signed Letter of Intent with a high likelihood of a closing within 90 days. This Performance Outlook Scenario is not intended to be management estimates or forecasts of our future performance, as we believe precise estimates will be precisely wrong all the time. The following reconciliations are presented at the approximate midpoint of the range in this Performance Outlook Scenario.
Reconciliation of Net Income to Consolidated EBITDA, Total Field EBITDA and Total Field EBITDA Margin for the Years Ended December 31, 2019 and 2020 and the Estimated Years Ending December 31, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Actual 2020	2021E	2022E
Net Income	$14,533	$16,090	$41,000	$46,900
Total Tax Expense	7,883	8,552	17,000	19,000
Pretax Income	$22,416	$24,642	$58,000	$65,900
Net Interest Expense, including Accretion of Discount on Convertible Subordinated Notes	25,763	32,731	24,700	19,500
Depreciation & Amortization, Non-cash Stock Compensation and Other, Net	19,188	22,613	24,300	25,000
Net Loss on Divestitures and Impairment Charges	4,846	21,442	—	—
Consolidated EBITDA	$72,213	$101,428	$107,000	$110,400
Overhead Expenses	37,554	40,514	39,500	40,500
Total Field EBITDA	$109,767	$141,942	$146,500	$150,900

Revenue	$274,107	$329,448	$334,000	$340,000
Total Field EBITDA Margin	40.0%	43.1%	43.9%	44.4%

Reconciliation of Consolidated EBITDA to Adjusted Consolidated EBITDA and Adjusted Consolidated EBITDA Margin for Years Ended December 31, 2019 and 2020 and the Estimated Years Ending December 31, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Actual 2020	2021E	2022E
Consolidated EBITDA	$72,213	$101,428	$107,000	$110,400
Special Items	4,374	2,822	—	—
Adjusted Consolidated EBITDA	$76,587	$104,250	$107,000	$110,400

Revenue	$274,107	$329,448	$334,000	$340,000
Adjusted Consolidated EBITDA Margin	27.9%	31.6%	32.0%	32.5%
Reconciliation of Net Income to Adjusted Net Income for the Years Ended December 31, 2019 and 2020 and the Estimated Years Ending December 31, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Actual 2020	2021E	2022E
Net Income	$14,533	$16,090	$41,000	$46,900
Special Items	7,999	17,593	—	—
Adjusted Net Income	$22,532	$33,683	$41,000	$46,900
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the Years Ended December 31, 2019 and 2020 and the Estimated Years Ending December 31, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Actual 2020	2021E	2022E
GAAP Diluted Earnings Per Share	$0.80	$0.89	$2.28	$2.60
Special Items	0.45	0.97	—	—
Adjusted Diluted Earnings Per Share	$1.25	$1.86	$2.28	$2.60
Reconciliation of Cash Flow Provided by Operations to Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin for the Years Ended December 31, 2019 and 2020 and the Estimated Years Ending December 31, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	Actual 2020	2021E	2022E
Cash Flow Provided by Operations	$43,216	$82,915	$75,000	$80,000
Cash Used for Maintenance Capital Expenditures	(8,795)	(8,762)	(10,000)	(11,000)
Special Items	4,374	(4,190)	—	—
Adjusted Free Cash Flow	$38,795	$69,963	$65,000	$69,000

Revenue	$274,107	$329,448	$334,000	$340,000
Adjusted Free Cash Flow Margin	14.2%	21.2%	19.5%	20.3%
Supplemental Information:
Funeral homes and cemeteries purchased after December 31, 2015 are referred to as “Acquired” in our Trend Report. This classification of acquisitions has been important to management and investors in monitoring the results of these businesses and to gauge the leveraging performance contribution that a selective acquisition program can have on total company performance.
The presentation below highlights the impact of our 2015 Acquired Portfolio that moved from Acquired to Same Store beginning January 1, 2020 (in thousands):

	For the Three Months Ended December 31, 2019		For the Year Ended December 31, 2019
	Revenue	EBITDA	Revenue	EBITDA
2015 Acquired Portfolio	$1,204	$541	$4,612	$1,826

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to historical information, this Press Release contains certain statements and information that may constitute forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical information, should be deemed to be forward-looking statements. These statements include, but are not limited to, statements regarding any projections of earnings, revenue, asset sales, cash flow, capital allocation, debt levels or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing and are based on our current expectations and beliefs concerning future developments and their potential effect on us. The words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “seek”, “project”, “forecast”, “foresee”, “should”, “would”, “could”, “plan”, “anticipate” and other similar words or expressions are intended to identify forward-looking statements, which are generally not historical in nature. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•our ability to find and retain skilled personnel;
•the effects of our incentive and compensation plans and programs, including such effects on our Standards Operating Model and the Company’s operational and financial performance;
•our ability to execute our growth strategy;
•the execution of our Standards Operating, 4E Leadership and Standard Acquisition Models;
•the effects of competition;
•changes in the number of deaths in our markets;
•changes in consumer preferences and our ability to adapt to or meet those changes;
•our ability to generate preneed sales, including implementing our cemetery portfolio sales strategy;
•the investment performance of our funeral and cemetery trust funds;
•fluctuations in interest rates;
•our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;
•our ability to meet the timing, objectives and cost saving expectations related to anticipated financing activities, including our deleveraging program, forecasts and planned uses of free cash flow, expected plans and projections for refinancing our senior notes, and future capital allocation, including potential acquisitions, share repurchases, dividend increases, or debt repayment plans;
•our ability to meet the projected financial performance metrics to our updated two-year scenario, if at all;
•the timely and full payment of death benefits related to preneed funeral contracts funded through life insurance contracts;
•the financial condition of third-party insurance companies that fund our preneed funeral contracts;
•increased or unanticipated costs, such as insurance or taxes;
•our level of indebtedness and the cash required to service our indebtedness;
•changes in federal income tax laws and regulations and the implementation and interpretation of these laws and regulations by the Internal Revenue Service;
•effects of the application of other applicable laws and regulations, including changes in such regulations or the interpretation thereof;
•the potential impact of epidemics and pandemics, including the COVID-19 coronavirus (“COVID-19”), on customer preferences and on our business;
•effects of litigation and burial practice claims;
•consolidation of the funeral and cemetery industry;
•our ability to consummate the divestiture of low performing businesses as currently expected, if at all, including expected use of proceeds related thereto;
•our ability to integrate acquired businesses with our existing businesses, including expected performance and financial improvements related thereto; and
•other factors and uncertainties inherent in the funeral and cemetery industry.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.carriageservices.com.
Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.